Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Retractable Technologies, Inc. on Form S-8 of our report, dated March 30, 2005, included in the Annual Report on Form 10-KSB of Retractable Technologies, Inc. for the year ended December 31, 2004.

/s/ CF & Co., L.L.P.
CF & Co., L.L.P.

Dallas, Texas

November 30, 2005